EXHIBIT 99.3

March  27, 2007

Contact:	Curtis A. Sampson, Chairman, President and Chief Executive Officer
Jeffrey K. Berg, President and Chief Operating Officer
Paul N. Hanson, Vice President-Finance

COMMUNICATIONS SYSTEMS, INC. RECEIVES FURTHER EXTENSION OF TIME TO COMPLY WITH AMEX CONTINUED LISTING STANDARDS

(Hector, Minnesota) –  March 27, 2007 — Communications Systems, Inc. (AMEX: JCS) today reported that the American Stock Exchange (AMEX) has extended to May 15, 2007 the date by which it expects the Company to be in compliance with AMEX’s continued listing standards.

As previously reported, the Company has not filed SEC Form 10-Q reports for the three months ended March 31, 2006, the three and six month periods ended June 30, 2006 and the three and nine month periods ended September 30, 2006 (together the “2006 Form 10-Q Reports”).  The 2006 Form 10-Q Reports have not been filed primarily for two reasons.  First, the Company has been conducting an assessment of uncollected receivables currently totaling approximately $4.57 million arising from work performed by the Company’s JDL Technologies subsidiary for the U.S. Virgin Islands Department of Education (VIDOE) under the federal E-Rate program and revenue recognition policies related to such uncollected receivables.  Second, the Company has been evaluating risks and uncertainties arising from a U.S. Department of Justice (DOJ) civil investigation of JDL Technologies related to its compliance with federal law in its work for VIDOE under the E-Rate program.

Because the 2006 Form 10-Q Reports have not been filed by the Company, the Company has not been in compliance with applicable listing standards of AMEX since May 2006 and its common stock has been subject to being de-listed beginning at that time.  Since July 2006 AMEX has deferred initiating de-listing proceedings and has allowed the Company’s stock to continue to trade based upon information periodically submitted by the Company regarding its efforts to address unresolved issues and complete and file the 2006 Form 10-Q Reports.  The Company’s most recent submissions to AMEX were on March 5 and March 8, 2007 in which the Company provided AMEX with additional information and an amended plan with regard to regaining compliance with AMEX listing standards.  In its March submissions, the Company explained it believed a further extension would provide sufficient time for the Company to complete management’s assessment of revenue recognition issues related to VIDOE receivables and its evaluation of the pending DOJ investigation for purposes of finalizing the 2006 Form 10-Q Reports.

By letter dated March 21, the Company received notification from AMEX that the Company’s revised plan to achieve compliance together with the supporting documentation provided (together the “Revised Plan”) made a reasonable demonstration of the Company’s ability to regain compliance with AMEX’s continued listing standards.  Based upon the Revised

Plan, AMEX staff, subject to certain conditions, granted the Company an extension until May 15, 2007 to file the 2006 Form 10-Q Reports (the “Extended Plan Period”), as well as to file its Form 10-K for its fiscal year ended December 31, 2006.  These conditions include public disclosure of AMEX’s March 21, 2007 decision, providing continued updates to AMEX staff regarding matters described in the Revised Plan and continued oversight and assessment by AMEX staff.  In its letter AMEX also stated the Company must be in compliance with the continued listing standards by May 15, 2007 and that failure to achieve compliance by such date would “likely result” in the initiation of delisting proceeds by AMEX staff.

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems.  CSI serves the broadband network market as the world’s leading supplier of media conversion technology, which permits networks to deploy fiber optic technology, while retaining the copper-based infrastructure already embedded in the network.  In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service.  CSI also provides network design, training and management services.

Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.  Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.  Such risks and uncertainties include, but are not limited to: lower sales to major customers; competitive products and technologies; our ability to successfully reduce operating expenses at certain business units; the general health of the telecom sector; profitability of recent acquisitions; delays in new product introductions; higher than expected expense related to new sales and marketing initiatives; availability of adequate supplies of raw materials and components; fuel prices; loss contingencies arising from litigation and investigations and other factors discuss from time to time in the Company’s filings with the Securities and Exchange Commission.

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